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                                                                     EXHIBIT 4.3

                               PNM RESOURCES, INC.
                             DIRECTOR RETAINER PLAN

              PNM Resources, Inc., a New Mexico corporation (the "Company") hereby establishes the following PNM Resources, Inc. Director Retainer Plan (the "Plan") to become effective January 1, 2002, except as otherwise provided in
Article V of the Plan.

                                 R E C I T A L S

              WHEREAS, the Company became the parent of Public Service Company of New Mexico ("PNM"), a New Mexico corporation, upon the completion on December 31, 2001 of a mandatory share exchange (the "Exchange"), on a one-for-one-basis, of all outstanding shares of common stock of PNM for an equal number of shares of common stock the Company, pursuant to an Agreement and Plan of Share Exchange dated as of April 17, 2000 ("Agreement and Plan of Share Exchange") between PNM and the Company;

              WHEREAS, PNM was the sponsor of the First Amended and Restated Public Service Company of New Mexico Director Retainer Plan (the "Prior Plan");

              WHEREAS, pursuant to Article VIII of the Agreement and Plan of Share Exchange, the Company shall become the sponsor of the Prior Plan to be renamed "PNM Resources, Inc. Director Retainer Plan", and shall issue shares of common stock of the Company under the Plan.

              WHEREAS, upon completion of the Exchange, the Prior Plan is hereby replaced by the Plan and all options relating to shares of PNM common stock held under the Prior Plan are automatically exchanged for a like number of options relating to shares of Company common stock held under and pursuant to the Plan, and all participants under the Prior Plan automatically become participants under the Plan; and

              WHEREAS, the Company desires to adopt and incorporate in the Plan the following proposed amendments to the Prior Plan that were approved by PNM shareholders at PNM's Annual Meeting of Shareholders held on July 3, 2001: (1) increase the number of shares authorized under the Plan from 100,000 shares of Stock to 200,000 shares effective upon the filing of a Registration Statement on Form S-8 for the Plan that will increase the total number of registered shares under the Plan from 100,000 to 200,000 shares; (2) extend the expiration date of the Plan until July 1, 2005; (3) change the form of payment of the Retainer to a cash award and Stock Options to be determined by the Board, thereby eliminating Restricted Stock Grants (as defined in the Prior Plan), and eliminating each Recipient's right to elect the form of payment of the Retainer; (4) determine the Exercise Price of Stock Options by the Fair Market Value at the Grant Date;
(5) grant the Committee the authority to determine the timing of the vesting of Stock Options; and (6) delete all references to Restricted Stock or Restricted Stock Grants (as defined in the Prior Plan) since none are presently outstanding under the Prior Plan and none will be granted under the Plan.

              NOW, THEREFORE, the PNM Resources, Inc. Director Retainer Plan is set forth in its entirety as follows:

                                    ARTICLE I

                                     PURPOSE

              The purpose of the Plan is to provide additional incentives for the non-employee Directors to perform in the best interests of the Company, its shareholders, customers and employees, as well as provide a means for members of the Board to increase their proprietary interest in the Company and respond to shareholders' concerns about stock ownership by Directors.

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                                   ARTICLE II

                                   DEFINITIONS

              The following words and phrases, when used herein with an initial capital letter, shall have the same meaning set forth below unless the context clearly indicates otherwise:

              2.1 "Annual Meeting" or "Annual Meeting Date" shall mean the dates established for the annual meetings of the Company's shareholders pursuant to the Company's Bylaws.

              2.2    "Board" shall mean the Board of Directors of PNM Resources,
Inc.

              2.3 "Change in Control" shall mean, subject to the exceptions and modifications set forth at the end of this Section 2.3., those circumstances in which any of the following shall occur:

                     (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act (as hereinafter defined) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                     (b) during any period of two consecutive years the following individuals cease, for any reason, to constitute the majority of the Board:

                         (i) those directors who at the beginning of such period
                    constitute the Board, plus

                         (ii) any new directors whose election by the Board or
                    nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such new directors being referred to as "Approved New Directors");

                     (c) upon the merger or consolidation of the Company with any other corporation; or

                     (d) upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets.

              Section 2.3(a) shall not apply if the "person" as referred to therein is, or shall be (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (ii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

              In Section 2.3(b), the Approved New Director shall not include a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 2.3(a), 2.3(c), or 2.3(d) hereof.

              Section 2.3(c) shall not apply to a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation.

              2.4 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

              2.5 "Committee" shall mean the Board Governance and Human Resources Committee of the Board or any such other committee as may be designated by the Board to administer the Plan, the membership of such committee not being less than three members of the Board. All Committee members must be "non-employee

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directors", if required to meet the conditions for exemption of the grants under the Plan from Section 16(b) of the Exchange Act.

              2.6    "Company" shall mean PNM Resources, Inc.

              2.7 "Director" shall mean any member of the Board who, as of the Grant Date, is not an employee of the Company.

              2.8 "Disability" shall mean the inability of a Director to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of such impairment shall be supported by medical evidence.

              2.9 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

              2.10 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

              2.11 "Exercise Date" shall mean the date a Recipient holding Stock Options elects to exercise any or all such Stock Options.

              2.12   "Exercise Price" shall mean:

                     (a) For Stock Options granted after July 3, 2001, "Exercise Price" shall mean that the price to exercise Stock Options granted under this Plan shall be equal to the Fair Market Value of the Stock on the Grant Date;

                     (b) For Stock Options granted on or before July 3, 2001 under the Prior Plan, "Exercise Price" shall mean the Exercise Price of the Stock Options granted hereunder, which shall be determined by dividing the Retainer by the number of Stock Options granted to each Recipient and subtracting this result from the Fair Market Value of one share of Stock on the Grant Date; this Exercise Price shall not be less than thirty percent (30%) of the Fair Market Value of the Stock on the Grant Date.

              2.13 "Fair Market Value" or "FMV" shall mean the closing price of one share of Stock pursuant to the "New York Stock Exchange Composite Transactions," as reported in the Western Edition of the Wall Street Journal, on the date such value is determined (or, if Stock is not traded on such date, on the first immediately preceding business day on which Stock was so traded).

              2.14 "Grant Date" shall mean the date a Stock Option is granted under this Plan.

              2.15 "Plan" shall mean the PNM Resources, Inc. Director Retainer Plan, as set forth herein, and as may hereafter be amended.

              2.16 "Prior Plan" means the First Amended and Restated Public Service Company of New Mexico Director Retainer Plan.

              2.17 "Recipient" shall mean a Director who receives a Stock Option pursuant to the terms and conditions of the Plan. Such Director shall remain a Recipient with respect to a Stock Option until the Option is exercised or is either forfeited, pursuant to Section 8.3, or is canceled pursuant to
Section 7.5.

              2.18 "Retainer" shall mean the annual retainer to which each Director is entitled as a Director of the Company, as may be determined by the Board from time to time, in effect on the Grant Date.

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              2.19   "Retirement" shall mean a Recipient's retirement and
related resignation from the Board pursuant to the "Director Service Policy" or equivalent policy that may be adopted or amended from time-to-time by the Board.

              2.20   "Stock" shall mean the common stock of the Company.

              2.21 "Stock Equivalent" shall mean the number of shares to which Stock Options can be converted through the exercise thereof. Generally, one Stock Option can be converted to one share of Stock.

              2.22 "Stock Option" shall mean the option to acquire Stock of the Company granted to Directors pursuant to Section 6.1, which is a non-qualified stock option and shall not qualify as an "incentive stock option" as defined in the Code.

              2.23   "Stock Option Grant" shall mean a grant of Stock Options.

              2.24 "Termination of Directorship" shall mean the termination of a Director's membership on the Board, for any reason, including but not limited to voluntary or involuntary resignation, removal, death, Disability, or failure to be re-nominated or reelected.

                                   ARTICLE III

                             ADMINISTRATION OF PLAN

              3.1 PLAN ADMINISTRATION. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall have the sole and exclusive power, discretion and authority to:

                     (a) conclusively interpret the provisions of this Plan and decide all questions of fact arising in its application, including but not limited to, the right to determine whether an individual satisfies the requirements to receive Stock Option Grants, and the right to determine the application of the rights, conditions, restrictions and forfeitures, set forth herein, if any, with respect to the Stock Option Grants;

                     (b) adopt, amend and rescind rules and regulations relating to this Plan; and

                     (c) make any other determinations it deems necessary or
              advisable, subject only to those determinations which may be reserved to the Board.

              3.2 QUORUM AND VOTING REQUIREMENTS. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at a meeting at which a quorum is present, or acts unanimously approved in writing by the Committee, shall be deemed the acts of the Committee.

              3.3 CONSISTENCY OF GRANTS AND CONDITIONS. Notwithstanding any of the above, all Stock Options shall be subject to the same conditions, with respect to each and every Director receiving Stock Options at the same Grant Date.

                                   ARTICLE IV

                             SHARES SUBJECT TO PLAN

              4.1 MAXIMUM SHARES AVAILABLE. The aggregate maximum number of shares of Stock and Stock Equivalents which may be granted under the Plan shall not exceed 100,000 shares, subject to adjustment pursuant to Section 4.3. Immediately upon the filing of a Registration Statement on Form S-8 for the Plan to increase the number of registered shares to 200,000, the aggregate maximum number of shares of Stock and Stock Equivalents which may be granted under the Plan shall be increased from an amount not to exceed 100,000 shares to an amount not to exceed 200,000 shares, subject to adjustment pursuant to Section 4.3. Shares of Stock issued shall be authorized and unissued shares or shares purchased on the open market. If such Stock granted is authorized but

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unissued Stock, the Committee shall obtain an opinion of counsel that such issuance pursuant to this Plan conforms with applicable law and regulatory requirements.

              4.2 FORFEITURE OF STOCK OPTIONS. Subject to the limitation set forth in Section 6.2(b), if, for any reason, non-vested Stock Options are forfeited, an equivalent number of shares shall again be available for new granting of Stock Options in accordance with the terms hereof. Vested Stock Options that are canceled for failure to exercise shall not increase the number of shares available for the granting of new Stock Options.

              4.3 ADJUSTMENTS. The shares related to Stock Options granted hereunder, and, if and to the extent allowed by Rule 16b-3 or applicable state law without further shareholder approval, the aggregate maximum number of shares of Stock subject to the Plan pursuant to Section 4.1 and 4.2 above, shall be adjusted by the Committee, as is necessary to prevent dilution or enlargement of such grants in the event of a stock dividend, stock split-up or share combination, exchange of shares, re-capitalization, merger, consolidation, acquisition of property or shares, reorganization, liquidation, or the like of or by the Company. For purposes of any such adjustment, the then outstanding, Stock Equivalents shall be treated like any other then outstanding Stock.

                                    ARTICLE V

                         EFFECTIVE DATE AND TERM OF PLAN

              The Plan is effective as of January 1, 2002, or such later date as may be required for regulatory or legal reasons, except that all Stock Options outstanding under the Prior Plan immediately before December 31, 2001 may be exercised in accordance with this Plan effective December 31, 2001. Stock Option Grants may be made as provided herein from January 1, 2002 (or such later date as may be required for regulatory or legal reasons), until July 1, 2005. The Plan shall continue in effect until all matters relating to the Stock Option Grants and administration of the Plan have been settled.

                                   ARTICLE VI

                       CASH AND GRANTING OF STOCK OPTIONS

              6.1 PAYMENT OF RETAINER. The Retainer is payable in cash and/or Stock Options. The Board shall determine the amount of cash and the number of Stock Options payable to each Director under this Plan, and may take into consideration any relevant factors, such as a shortened term, in setting the amount of Retainer payable to each Director. Each grant of Stock Options under the Plan shall be specifically approved by the full Board. Notwithstanding anything to the contrary in the Plan, effective July 3, 2001, the Retainer shall no longer be payable in Restricted Stock (as defined in the Prior Plan), and a Director shall have no right to select the form in which to receive the Retainer. Unless the Board or Committee determines otherwise, the Grant Date for Stock Options and distribution of cash under this Plan shall be each Annual Meeting Date.

              6.2    LIMITATIONS AND PROCEDURES.

                     (a) LIMITATION ON DISPOSITION OF STOCK. Notwithstanding any contrary provisions herein, any Stock held by a Recipient, obtained hereunder, or Stock acquired through the exercise of a Stock Option granted hereunder, shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated unless and until six (6) months has elapsed since the acquisition date of such Stock Options. The restriction in this
              Section 6.2 shall apply only if required to satisfy the conditions for exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

                     (b)    LIMITATION ON THE GRANT OF STOCK OPTIONS.

                        (i) Subject to the limitations set forth in Section 6.2(b)(ii) below and in Articles IV and V above, the Stock Options shall be granted as of the Grant Date until the cumulative total of shares of Stock and Stock Equivalents is no longer available for the granting of Stock Options as set forth in Article IV above.

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                        (ii)  If as of any Grant Date, no shares are available
                  for a grant pursuant to Article IV, no Stock Options will thereafter be granted under the Plan, notwithstanding that forfeitures would otherwise, in the absence of this restriction, result in additional shares subsequently becoming available for such grants pursuant to the provisions of
                  Section 4.2.

              6.3 NOTICE. The Committee shall promptly provide each Recipient with written notice setting forth:

                      (a)    the number of shares of Stock Options granted,

                      (b)    the Exercise Price of Stock Options so granted, and

                      (c) such other terms and conditions relevant thereto
              consistent with the terms and conditions of this Plan, which may be considered appropriate by the Committee.

              6.4 GOVERNMENT AND OTHER REGULATORY REQUIREMENTS. The obligations of the Company to issue or transfer Stock Options granted pursuant hereto are subject to:

                      (a) compliance with all applicable laws, government rules and regulations and administrative actions;

                      (b) the effectiveness of a registration statement under the Securities Act of 1933, as amended, if deemed necessary or appropriate by the Company; and

                      (c) the satisfaction of any listing requirements (or authority for listing upon official notice of issuance) for each stock exchange on which outstanding shares of the same class may then be listed.

              The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Exchange Act, pursuant to Rule 16b-3 as promulgated thereunder, as may be further amended or interpreted by the Securities and Exchange Commission. In the event that any provision of the Plan shall be deemed not to be in compliance with such rules, in order to enjoy the exemption from the Exchange Act, such provision shall be deemed of no force or effect and the remaining provisions of the Plan shall remain in effect.

              6.5 CASH RETAINER. Notwithstanding any other contrary provisions in this Plan, in the event the Company is unable to grant Stock Options to a Director pursuant to this Article VI, due to regulatory, legal or contractual restrictions on the issuing or repurchasing of Stock for the Plan, the Directors shall receive an appropriate cash retainer in lieu of such Stock Options.

                                   ARTICLE VII

                    GRANTING OF AND EXERCISE OF STOCK OPTIONS

              7.1 GRANTING OF STOCK OPTIONS. A Director shall be entitled to acquire one share of Stock upon exercise of each Stock Option at the Exercise Price, subject to the limitations of Article IV and Section 6.2 and the vesting and forfeiture provisions in Article IX. The number of the Stock Options, and the applicable terms, conditions and restrictions with respect thereto, shall be set forth in a certificate provided to the Recipient thereof, within an administratively reasonable period of time following the Grant Date of such Stock Options.

              7.2 TIMING OF EXERCISE. The Stock Options shall be exercisable at any time following the vesting as set forth in Article VIII hereof, and on or before the earlier of (i) one (1) year after the date of the Recipient's Termination of Directorship; or (ii) the tenth anniversary date of the Grant Date of the Stock Options.

              7.3 METHOD OF PAYMENT. The Stock Options shall be exercised by the Recipient giving written notice to the Company of his or her intent to exercise the Stock Option, and tendering payment in full of the Exercise Price of the Stock Options being exercised either:

                       (i)    in cash,

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                       (ii)   in previously acquired Stock (through actual
              tender or by attestation) held for more than six (6) months, valued at its Fair Market Value on the date of exercise,

                       (iii) by a combination thereof as determined by the Committee, or

                        (iv) if the Committee, in its sole discretion so permits, a Recipient may make payment of the Exercise Price of any Stock Option through a broker-assisted "cashless" exercise arrangement, whereby the Recipient delivers a properly executed notice together with irrevocable instruction to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the Exercise Price.

              The proceeds from payment of exercised Stock Options shall be added to the general funds of the Company and shall be used for general corporate purposes.

              7.4 EXERCISE FOLLOWING RECIPIENT'S DEATH. If a Recipient of Stock Options dies, without having fully exercised his or her Stock Options, the personal representative or the person receiving such Stock Options from the Recipient or his or her estate shall have the right to exercise the Stock Options, that have vested pursuant to Article VIII, provided, however, that in no event may the Stock Options be exercised later than the earlier of (i) ten
(10) years from the Grant Date of such Options or (ii) one (1) year following the Recipient's Termination of Directorship with the Company.

              7.5 CANCELLATION OF STOCK OPTIONS. Any Stock Options not exercised within the time periods specified in Sections 7.2 and 7.4 shall be canceled.

              7.6 CASH OUT RIGHT. Notwithstanding any other contrary provisions in this Plan, subject to the provisions of applicable law and to conditions the Committee may determine to be necessary in order to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act, the Committee, in its sole discretion, may elect to settle all or a portion of a Stock Option following the exercise thereof by a Recipient, in cash, in lieu of delivering Stock. Such cash shall be determined based upon the FMV of the Stock on the date such Stock Option is exercised less the Exercise Price.

                                  ARTICLE VIII

                            VESTING OF STOCK OPTIONS

              8.1 VESTING OF OPTIONS. Subject to the provisions of Section 8.2, and except as otherwise determined by the Committee or the Board, all Stock Options shall vest on the immediately following Annual Meeting Date following the Grant Date of such Stock Options, but only if the Recipient has remained as a Director of the Company continuously from the Grant Date of such Stock Option Grant to the next Annual Meeting Date or such other vesting date determined by the Board or Committee.

              8.2 IMMEDIATE VESTING OF STOCK OPTIONS. Notwithstanding the provisions of Section 8.1 hereof, there will be a vesting of Stock Options upon a Recipient's Termination of Directorship as a result of:

                      (i)    the death of such Director;

                      (ii)   the Disability of such Director;

                      (iii)  the Retirement of such Director;

                      (iv)   a Change in Control; or

                      (v) completion of the Director's elected term, pursuant to circumstances in which he or she is not reelected for an ensuing term (regardless of the reason for the Director not being reelected).

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              8.3    FORFEITURE. Except as set forth in Section 8.2, hereof, in the event of Termination of Directorship, all non-vested Stock Options, then owned by such terminating Director, shall be returned to or canceled by the Company and shall be deemed to have been forfeited by the Recipient.

              8.4 CORPORATE REORGANIZATION - IMPACT ON STOCK OPTIONS. Nothing in this Article VIII shall be construed to prohibit any exchange or conversion of Stock Options by operation of law in the event of a merger, consolidation, reorganization or other similar transaction of or by the Company which does not constitute a Change in Control, provided that the Stock Options shall be exchanged or converted shall thereafter constitute Stock Options, as applicable, subject to the restrictions in Article VIII, as applicable.

                                   ARTICLE IX

                            TERMINATION AND AMENDMENT

              9.1 TERMINATION AND AMENDMENTS. Subject to Section 9.2, the Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that no such amendment or termination shall adversely affect Stock Options previously granted without the written consent of the Recipients holding such Stock Options.

              9.2 OTHER RESTRICTIONS ON AMENDMENTS. If required to satisfy the conditions for exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder or applicable state law:

                     (a) no amendment that would change the amount, price or timing of the Stock Option Grants, other than to comport with changes in the Code or ERISA, or the rules and regulations promulgated thereunder, shall be made more than once every six months;

                     (b) no amendment shall be made without the approval of the Company's stockholders that would:

                         (i) increase the maximum number of shares of Stock
                 available for grants under Article IV hereof;

                         (ii) modify the requirements as to eligibility for Stock Options under the Plan; or

                         (iii) otherwise materially increase the benefits
                 accruing to participants under the Plan (subject, however, to the Board's right to establish the Retainer).

The approval of the Company's stockholders for such amendments shall be solicited in a manner which conforms to the rules and regulations in effect under the Section 14(a) of the Exchange Act.

                                    ARTICLE X

                           NONEXCLUSIVITY OF THE PLAN

              Nothing contained herein is intended to amend, modify or rescind any previously approved compensation plans or programs entered into by the Company, other than the Original Plan. This Plan shall be in addition to any and all other Company plans or programs. Neither the adoption of this Plan by the Board nor the submission of the Plan to the Company's stockholders for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable.

                                   ARTICLE XI

                                  MISCELLANEOUS

              11.1 WITHHOLDING TAXES. The Company shall have the right to deduct from any payments made by the Company to the Directors, any federal, state or local taxes of any kind required by law to be withheld with

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respect to Stock Options or related cash distributions or cash retainer, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

              To the extent permissible under applicable tax, securities and other laws, the Company may, in its sole discretion, permit a Director to satisfy a withholding requirement by (i) using already owned shares that have been held by a Director for at least six (6) months; (ii) a broker-assisted "cashless" transaction; or (iii) directing the Company to apply shares of Stock to which a Director is entitled as a result of the exercise of a Stock Option (including for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the required minimum statutory amount.

              11.2 NO RIGHT OF REELECTION. Nothing in the Plan or in any instrument executed pursuant to the Plan will confer upon any Recipient any right to continue as a Director of the Company, to be renominated by the Board or to be elected or reelected by the shareholders of the Company.

              11.3 PLAN ADMINISTRATION EXPENSES. All expenses of administering the Plan shall be borne by the Company.

              11.4 HEADINGS. The headings of the Articles and their Sections in this Plan are for convenience of reading only and are not meant to be of substantive significance and shall not add or detract from the meaning of such Article or Section.

              11.5 GENDER AND USE OF SINGULAR/PLURAL. The use of the masculine gender herein shall also include within its meaning the feminine, and the singular shall include the plural, and the plural shall include the singular, unless the context clearly indicates to the contrary.

              11.6 APPLICABLE LAW. The place of administration of the Plan shall be conclusively deemed to be within the State of New Mexico, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations and the rights of any and all Directors having or claiming to have an interest herein or hereunder shall be governed by and determined exclusively and solely in accordance with the laws of the State of New Mexico.

              11.7 NONAPPLICABILITY OF ERISA. It is not intended that this Plan be subject to the requirements of ERISA, and the reference thereto in
Section 9.2(a) shall not be interpreted so as to require compliance with ERISA.

              IN WITNESS WHEREOF, the Company has caused this PNM Resources, Inc. Director Retainer Plan to be executed this December 31, 2001 to become effective as provided above in Article V.

                                           PNM RESOURCES, INC.



                                           By:  /s/ JEFFRY E. STERBA
                                                --------------------
                                               JEFFRY E. STERBA
                                               Chairman, President and
                                               Chief Executive Officer